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[MICHAEL FOODS LETTERHEAD]


CONTACT:  MARK D. WITMER
          ASSISTANT TREASURER
          (952) 542-4906

FOR IMMEDIATE RELEASE

MICHAEL FOODS REPORTS 2001 FINANCIAL RESULTS

MINNEAPOLIS, February 21 -- Michael Foods, Inc. today reported financial results for the quarterly and annual periods ended December 31, 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended December 31, 2001 were $39.6 million compared to $33.7 million in 2000's fourth quarter, an increase of 17%. Net sales for the three months ended December 31, 2001 were $291.3 million compared to $285.5 million, an increase of 2%. Pro forma EBITDA for the year ended December 31, 2001 was $145.8 million compared to $136.0 million in 2000, an increase of 7%. Pro forma net sales for 2001 were $1,161.3 million compared to $1,080.6 million, an increase of 7%. Net sales for 2001's fourth quarter and full-year were at record levels. The preceding pro forma information is derived by combining selected Company financial information with that of the Predecessor for periods prior to the April 1, 2001 going-private transaction.

Commenting on results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, "We achieved solid cash earnings growth across three of our divisions last year, driven by cost improvements and a better sales mix for Egg Products, strong sales growth from the retail side of the Potato Products Division, and volume and sales mix improvements in the Dairy Products segment. Dairy Products EBITDA results were particularly notable, more than doubling from depressed prior year levels. Our fourth division, Refrigerated Distribution, struggled under a high cheese and butter cost environment for much of the year, but ended 2001 on a very positive note."

Further addressing Michael Foods' largest division, Egg Products, Ostrander added, "Fourth quarter Egg Products EBITDA was up 8% year-over-year, with a 6% increase recorded for the year. The 2001 EBITDA margin for the division rose to 17.0% from 16.2%. Contributing to this margin increase were double digit sales and earnings gains from egg substitutes, a recovery in dried products profitability and cost savings initiatives."

Ostrander concluded, "We ended the year with net debt, inclusive of accrued interest, of approximately $536 million, which was comfortably below the levels we projected last spring when we closed our going-private transaction. In particular, net working capital was reduced a

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meaningful amount in 2001."

Unaudited segment data follows (in thousands):

                                             --------------------------------------------------------------------------
                                                   Egg     Refrigerated    Dairy      Potato
                                                Products   Distribution   Products   Products    Corporate     Total
                                             --------------------------------------------------------------------------
THREE MONTHS ENDED DEC. 31, 2001:
External net sales                               $156,408      $73,372     $43,844    $17,684        N/A      $291,308
EBITDA*                                            28,116        3,234       4,274      4,780       (845)       39,559

THREE MONTHS ENDED DEC. 31, 2000:
External net sales                               $164,506      $72,041     $32,164    $16,780        N/A      $285,491
EBITDA*                                            25,926        4,370         284      4,450     (1,296)       33,734

TWELVE MONTHS ENDED DEC. 31, 2001 (a):
External net sales                               $645,853     $262,680    $185,882    $66,854        N/A    $1,161,269
EBITDA*                                           111,865       10,915      13,065     14,393     (4,485)      145,753

TWELVE MONTHS ENDED DEC. 31, 2000:
External net sales                               $637,355     $241,114    $141,401    $60,731        N/A    $1,080,601
EBITDA*                                           105,190       17,317       6,056     13,022     (5,583)      136,002

* as defined in our senior credit facility

(a) The twelve month period ended December 31, 2001 is presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Predecessor for the three month period ended March 31, 2001 (pre-merger) combined with the same data for the Company for the period subsequent to the merger date, effective April 1, 2001.

CERTAIN ITEMS IN THIS RELEASE MAY BE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS. SPECIFIC RISKS AND UNCERTAINTIES INCLUDE HOW THE CASH MANAGEMENT ACTIVITIES OF THE COMPANY, ITS CUSTOMERS AND ITS SUPPLIERS, ALONG WITH COMPANY GROWTH PLANS, AFFECT WORKING CAPITAL COMPONENTS, AS WELL AS WHETHER DEBT PREPAYMENT OPPORTUNITIES ARE MORE ATTRACTIVE THAN INTERNAL INVESTMENT OPPORTUNITIES. ALSO, THE COMPANY FACES NORMAL, AND AT TIMES NOTABLE, VARIANCES IN THE SUPPLY OF, AND DEMAND FOR, EGGS, GRAIN FEED INPUTS, AND BUTTERFAT-RELATED PRODUCTS, WHICH CAN RESULT IN PRICING AND PROFIT MARGIN VOLATILITY FOR CERTAIN EGG PRODUCTS, AND CHEESE, BUTTER AND OTHER DAIRY ITEMS. AS A RESULT, THE COMPANY'S ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include
M. G. Waldbaum Company, Papetti's Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

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Consolidated statements of earnings follow:



                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                     FOR THE THREE MONTHS ENDED DECEMBER 31,
                               (000'S, UNAUDITED)

                                                                    COMPANY                  PREDECESSOR
                                                                      2001                      2000
                                                                ------------------        ----------------
Net sales                                                              $291,308                $285,491

Cost of sales                                                           240,717                 238,266
                                                                     ----------               ---------

  Gross profit                                                           50,591                  47,225

Selling, general & administrative expenses                               27,124                  25,489
                                                                     ----------               ---------

  Operating profit                                                       23,467                  21,736

Interest expense, net                                                    12,678                   3,428
                                                                     ----------               ---------

  Earnings before income taxes                                           10,789                  18,308

Income tax expense                                                        5,940                   7,180
                                                                     ----------               ---------

  NET EARNINGS                                                       $    4,849               $  11,128
                                                                     ==========               =========

  Depreciation & amortization                                        $   15,332               $  11,653
                                                                     ==========               =========

  EBITDA, as defined in our senior credit facility                   $   39,559               $  33,734
                                                                     ==========               =========


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02-21-02